                                                                    EXHIBIT 99.1

Exhibit 99.1. Press Release dated December 27, 1999 relating to proposed merger with Compositech Ltd.

  Compositech Ltd. and Netdirect Corporation International Sign Merger Letter
                                   Of Intent

 Compositech to Issue Convertible Preferred Shares to Its Present Shareholders
                            In Connection With Merger

     HAUPPAUGE, N.Y. and MINNEAPOLIS, Dec. 27 /PRNewswire/ -- Compositech(TM) Ltd. (Nasdaq: CTEK - news), developer of high tech laminates for the printed circuit board industry, and Netdirect Corporation International(TM) (OTC Bulletin Board: VTCO - news), a leading e-commerce company, formerly Virtual Technology Corporation, have signed a letter of intent for Compositech to acquire Netdirect in a merger exchange of Compositech common stock for 100% of Netdirect common stock at the ratio of three Compositech common shares for each common share of Netdirect outstanding.

     In connection with the merger, Compositech shareholders will receive one new convertible preferred share for every two common shares presently held by them, giving them a 90% participation in revenues from sale or licensing of Compositech technology for five years. Each share of the new preferred stock would be convertible into one warrant to purchase one share of the common stock of the merged corporation at an exercise price of $1 per share. These warrants would be subject to redemption by the merged corporation at a redemption price of $8 per share.

     "We are excited about the prospect of these two companies coming together and operating as one Nasdaq-listed company. We believe that each brings with it capabilities and potential that will create greater value for shareholders of both companies," stated Netdirect president and CEO Greg Appelhof.

     "Our relationships with premier manufacturers such as IBM, Apple, Hewlett-Packard, Hitachi and Sony offer Compositech a new opportunity to realize maximum value for its leading-edge technology," Appelhof said.

     "We believe that Netdirect's growth potential, combined with continuing participation in our technology through a creative preferred stock issue, offers great possibilities for Compositech shareholders," said Compositech chairman Jonas Medney. "Netdirect's strategic relationship with Lycos, along with its recent significant steps to build a marketing and distribution infrastructure for technology products, reinforces its position as a global e-commerce leader," he noted.

     Upon completion of the merger, the new company will be named Netdirect Corporation International and will apply for a change of its Nasdaq symbol. Current Netdirect chairman Kenneth Israel will be elected chairman and Greg Appelhof appointed president and CEO of the combined company. Current Compositech president and CEO Christopher F. Johnson has accepted an offer to join a major electronics industry material supplier in January 2000. Jonas

Medney, Compositech co-founder and co-inventor of CL200+, will continue as a key member of the company's technical team.

     The merger is subject to completion of due diligence reviews by each company, negotiation and execution of a definitive merger agreement, SEC review of the companies' joint merger/proxy statements, approval of the surviving company's continued Nasdaq listing, FTC antitrust review and approvals of the respective boards of directors and the shareholders of each company.






                                      -32-